Exhibit 99.1 NEWS RELEASE

Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2008
FIRST QUARTER EARNINGS

DEFIANCE, OHIO (April 21, 2008) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for its first quarter ended March 31, 2008 totaled $3.42 million, or $0.47 per diluted share, compared to $3.61 million or $0.50 per diluted share for the quarter ended March 31, 2007. The 2008 results included $750,000 of acquisition related charges associated with the March 14, 2008 acquisition of Pavilion Bancorp. of Adrian Michigan (“Pavilion”) and its subsidiary the Bank of Lenawee. Excluding the after tax impact of those charges, First Defiance had earnings of $3.91 million, or $0.54 per diluted share, for the quarter ended March 31, 2008. The 2008 quarterly results also included 17 days of operations of the eight banking centers acquired in the Pavilion acquisition.

First Defiance announced the agreement to acquire Pavilion on October 2, 2007. The purchase price was $37.50 cash plus 1.4209 shares of First Defiance stock for each share of Pavilion stock. The acquisition was valued at $55.2 million. Banking centers acquired include three in Adrian, two in Tecumseh and one each in Morenci, Hudson and Hillsdale, Michigan. At the closing date, Pavilion had $257.3 million in assets, $225.9 million in net loans and $208.3 million in deposits.

“We’re encouraged by the results of our 2008 first quarter, particularly the substantial improvement in our net interest margin in a very difficult rate environment,” said William J. Small, Chairman, President and Chief Executive Officer of First Defiance Financial Corp. “We also successfully completed the acquisition of Pavilion Bancorp. This was our largest acquisition yet and teams from throughout the combined organization worked extremely hard to make the transition as smooth as possible for our new customers.”

Net Interest Margin Increased by 24 Basis Points from 2007 Fourth Quarter
Net interest income increased to $13.6 million for the first three months of 2008, a 13.4% increase from the 2007 first quarter. Net interest margin improved to 3.76% for the 2008 first quarter, a 13 basis point improvement over last year’s first quarter margin of 3.63% and a 24 basis point improvement from the 2007 fourth quarter margin of 3.52%. Yield on interest earning assets declined by 45 basis points, to 6.77% from 7.22% in the 2007 first quarter while the cost of interest-bearing liabilities decreased by 59 basis points, to 3.37% from 3.96%. The margin also was favorably impacted by an increase in non-interest bearing deposits, which had an average balance of $124.6 million in the 2008 first quarter compared to $97.9 million in the same

Exhibit 99.1

period in 2007. The Pavilion acquisition had a favorable impact on the margin as Pavilion generally has historically operated at a higher margin than First Defiance. However, in the 2008 first quarter, the Pavilion results were included in only the last 17 of the 91 days.

“We reacted quickly to the Fed’s rate cuts in the first quarter because we knew the impact on our loan yields would be severe,” commented Mr. Small. “At the same time, we have been aggressively growing non-interest bearing deposit balances. As a result, we’ve improved the overall mix in our funding, which has been a long-term strategic goal.”

Provision for Loan Losses Increased, Credit Quality Impacted by Acquisition
The provision for loan losses more than doubled in the 2008 first quarter, to $1.1 million compared to $457,000 in the first quarter of 2007. The significant increase was due primarily to an increase in the loan loss reserve for one large impaired loan caused by a reduction in the appraised value of that loan’s real estate collateral. Excluding the specific allowance recorded for that one loan, the Company’s provision was very consistent with the level of provision expense recorded over the last several quarters.

“These are among the toughest credit times this industry has seen in my 30 years in the business,” said Mr. Small. “And although we’re not immune to these difficulties, I think our portfolio has held up well. While our non-performing assets increased to $16.9 million from $11.7 million at the end of December, $4.4 million in non-performing loans and $1.2 million in Other Real Estate Owned (OREO) came with the Pavilion acquisition. Non-performing loans originated by First Federal Bank actually decreased by $75,000 during the 2008 first quarter while OREO balances decreased by $246,000. Although we doubled our loan loss provision compared to last year’s first quarter, the impaired loan that caused most of the increase continues to pay as agreed, despite the weaknesses that caused us to consider the relationship impaired.”

“Net charge-offs of $491,000 for the quarter are higher than we like, but they represented only 0.15% of average loans outstanding calculated on an annual basis,” said Mr. Small. “Our expectation is that the ratio of net charge-offs to average assets will be higher for the balance of the year, both because of the acquisition and because of our market area’s overall economic condition. We’re seeing increases in delinquencies, and we are working harder to keep borrowers from falling past due. Our local economies remain generally healthy, though far from robust. The southern Michigan counties where our branches are located are probably struggling a little bit more than the communities where our Ohio branches are located, but it’s Well within the range of what we projected.”

“We are seeing a higher level of delinquencies in our mortgage and home equity portfolios than we are accustomed to,” added Mr. Small. “We likely will see an increase in charge-offs of this type of loan during the balance of 2008. While we don’t have subprime loans on our balance sheet, falling housing values in our market areas will have a negative impact on our asset quality. Overall however, I feel comfortable with our level of allowance for loan losses at March 31.”

Exhibit 99.1

Mortgage Banking, Insurance Sales Increases Highlight Non-Interest Income Growth
 First Defiance’s non-interest income for the 2008 first quarter increased to $6.0 million from $5.6 million in the first quarter of 2007. Most of the increase was in mortgage banking income, which increased to $1.1 million in the 2008 first quarter from $782,000 in 2007. Gains from the sale of mortgage loans more than doubled to $1.1 million from $512,000 in the first quarter of 2007. Also, mortgage loan servicing revenue increased by $44,000 or 10.5% in the 2008 first quarter compared to 2007. The increases in gains and servicing revenue were partially offset by expense increases of $211,000 for the amortization of mortgage servicing rights and a $132,000 increase in expense associated with MSR valuation adjustments in the 2008 first quarter over the same period in 2007. The MSR valuation adjustment is a reflection of the declining fair value of certain sectors of the Company’s portfolio of mortgage servicing rights. The interest rate environment that gives rise to increased mortgage origination activity also typically causes increases in MSR amortization and impairment, creating a natural hedge in the mortgage banking line of business.

Income from the sale of insurance products increased to $1.9 million for the 2008 first quarter, from $1.7 million in the same period of 2007. The increase is attributable to a full quarter of revenue from the late February 2007 acquisition of the Huber Harger Welt and Smith Agency in Bowling Green, Ohio. First Defiance’s insurance subsidiary, First Insurance and Investments, typically recognizes contingent revenues during the first quarter. These revenues are bonuses paid by insurance carriers when the Company achieves certain loss ratios or growth targets. In 2008 First Insurance earned $784,000 of contingent income, compared to $754,000 recorded during the first quarter of 2007.

“We are pleased to report our third consecutive year of very strong contingent commissions at First Insurance,” continued Mr. Small. “This amount is a reflection of effective management of our relationships with our insurance companies. These contingent commissions are generally recorded on a cash basis when they are received in the first quarter.”

Non-Interest Expenses Up 14.5%, 8.1% Excluding Acquisition Charges
Total non-interest expense for First Defiance increased to $13.5 million for the quarter ended March 31, 2008, an increase of 14.5% from the $11.8 million of non-interest expense recognized in the 2007 first quarter. The 2008 amount includes $750,000 of acquisition related charges. If those costs are excluded, non-interest expense increased by 8.1%. Compensation and benefits increased by 8.7% between the 2007 and 2008 first quarters. The 2008 results included approximately $90,000 of compensation expense related to the 17 post-acquisition days of operating the former Bank of Lenawee offices. Compensation also increased because of year-over-year compensation increases, and a full three months of compensation associated with Huber Harger Welt and Smith, compared to just one month in 2007. Occupancy expense increased $266,000 because of the Pavilion and Huber Harger Welt and Smith acquisitions as well as the December 2007 opening of First Federal’s new operations center.

Acquisition related costs include the costs of terminating certain long-term contracts, stay bonuses, and other non-recurring costs associated with the completion of the acquisition and the transition of operations. Management had initially estimated that total acquisition related costs for the Pavilion acquisition would exceed $3.5 million. However, certain costs associated with

Exhibit 99.1

change in control agreements paid to former Pavilion officers were expensed by the seller prior to the closing date and the cost to terminate Bank of Lenawee’s participation in a multiple employer defined benefit pension plan will be approximately $900,000 less than initially anticipated. As a result of these changes, management believes that the balance of acquisition related costs, most of which will be incurred in the 2008 second quarter, will be between $1.0 million and $1.25 million.

Balance Sheet Amounts
As a result of the March 14 completion of the Pavilion acquisition, total assets at March 31, 2008 were $1.89 billion, compared to $1.61 billion at December 31, 2007. Net loans receivable (excluding loans held for sale) were $1.52 billion at March 31, 2008 compared to $1.28 billion at December 31, 2007. Total deposits at March 31, 2008 were $1.41 billion compared to $1.22 billion at December 31, 2007, which included non-interest bearing deposits at March 31, 2008 of $168.0 million compared to $121.6 million at December 31, 2007. Total stockholders’ equity increased to $194.8 million at March 31, 2008 compared to $166.0 million at the end of 2007, with the increase attributable to the 1,037,534 shares of First Defiance issued in the acquisition. Also at March 31, 2008, goodwill and other intangible assets totaled $67.2 million compared to $40.4 million at December 31, 2007. Many of the accounting adjustments recorded as of March 31, 2008 associated with the acquisition are preliminary and subject to adjustment as the accounting for the purchase price is further refined during the second quarter.

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, April 22, 2008 to discuss the earnings results and business trends. The conference call may be accessed by calling 800-860-2442.

Internet access to the call is also available (in listen-only mode) at the following Web address: http://www.talkpoint.com/viewer/starthere.asp?Pres=121308 (Due to URL length, please copy and paste into browser.)

The audio replay of the Internet Web cast will be available at www.fdef.com until Wednesday, April 30, 2008 at 9 a.m.

Annual Meeting of Shareholders
First Defiance Financial Corp. will host its Annual Meeting of Shareholders at 1:00 p.m. on Tuesday, April 22, 2008 at the First Federal Bank operations center at 25600 Elliott Road in Defiance. Following the meeting, the audio replay, slide presentation and transcript will be available at the Company’s Web site at www.fdef.com.

First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 36 full service branches and 45 ATM locations in northwest Ohio, southeast Michigan and Fort Wayne, Indiana. First Insurance & Investments specializes in property and casualty and group health and life insurance, with offices in Defiance and Bowling Green, Ohio.

Exhibit 99.1

For more information, visit the company’s Web site at www.fdef.com.

-Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a changing  interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell OREO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.	(Unaudited)

	March 31,	December 31,
(in thousands)	2008	2007

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$40,030	$53,976
Interest-bearing deposits	1,548	11,577
	41,578	65,553
Securities
Available-for sale, carried at fair value	123,566	112,370
Held-to-maturity, carried at amortized cost	1,081	1,117
	124,647	113,487

Loans	1,535,354	1,289,696
Allowance for loan losses	(18,556)	(13,890)
Loans, net	1,516,798	1,275,806
Loans held for sale	7,400	5,751
Mortgage servicing rights	9,074	5,973
Accrued interest receivable	8,636	6,755
Federal Home Loan Bank stock	20,864	18,586
Bank Owned Life Insurance	28,696	28,423
Office properties and equipment	50,070	40,545
Real estate and other assets held for sale	3,448	2,460
Goodwill	57,315	36,820
Core deposit and other intangibles	9,915	3,551
Other assets	7,606	5,694
Total Assets	$1,886,047	$1,609,404

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$168,049	$121,563
Interest-bearing deposits	1,245,652	1,096,295
Total deposits	1,413,701	1,217,858
Advances from Federal Home Loan Bank	163,966	139,536
Notes payable and other interest-bearing liabilities	51,361	30,055
Subordinated debentures	36,083	36,083
Advance payments by borrowers for tax and insurance	594	762
Deferred taxes	5,654	1,306
Other liabilities	19,908	17,850
Total liabilities	1,691,267	1,443,450
Stockholders’ Equity
Preferred stock	-	-
Common stock, net	127	117
Additional paid-in-capital	140,176	112,651
Stock acquired by ESOP	-	(202)
Accumulated other comprehensive loss	(746)	(415)
Retained earnings	127,923	126,630
Treasury stock, at cost	(72,700)	(72,827)
Total stockholders’ equity	194,780	165,954
Total liabilities and stockholders’ equity	$1,886,047	$1,609,404

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2008	2007
Interest Income:
Loans	$22,812	$22,298
Investment securities	1,485	1,432
Interest-bearing deposits	99	11
FHLB stock dividends	243	292
Total interest income	24,639	24,033
Interest Expense:
Deposits	8,670	9,540
FHLB advances and other	1,655	2,003
Subordinated debentures	529	337
Notes Payable	194	169
Total interest expense	11,048	12,049
Net interest income	13,591	11,984
Provision for loan losses	1,058	457
Net interest income after provision for loan losses	12,533	11,527
Non-interest Income:
Service fees and other charges	2,623	2,518
Mortgage banking income	1,114	782
Gain on sale of non-mortgage loans	35	5
Loss on securities	(81)	-
Insurance and investment sales commissions	1,936	1,703
Trust income	111	86
Income from Bank Owned Life Insurance	273	294
Other non-interest income	4	219
Total Non-interest Income	6,015	5,607
Non-interest Expense:
Compensation and benefits	7,124	6,552
Occupancy	1,669	1,403
State franchise tax	494	363
Acquisition related charges	750	-
Data processing	1,029	953
Amortization of intangibles	191	143
Other non-interest expense	2,219	2,357
Total Non-interest Expense	13,476	11,771
Income before income taxes	5,072	5,363
Income taxes	1,653	1,757
Net Income	$3,419	3,606

Earnings per share:
Basic	$0.48	$0.51
Diluted	$0.47	$0.50

Core operating earnings per share*:
Basic	$0.54	$0.51
Diluted	$0.54	$0.50

Average Shares Outstanding:
Basic	7,195	7,119
Diluted	7,241	7,229

* - See Non-GAAP Disclosure Reconciliations

Financial Summary and Comparison
First Defiance Financial Corp.	(Unaudited)
	Three Months Ended
	March 31,
(dollars in thousands, except per share data)	2008	2007	% change
Summary of Operations

Tax-equivalent interest income (1)	24,843	24,207	2.6
Interest expense	11,048	12,049	(8.3)
Tax-equivalent net interest income (1)	13,795	12,158	13.5
Provision for loan losses	1,058	457	131.5
Tax-equivalent NII after provision for loan loss (1)	12,737	11,701	8.9
Securities losses	(81)	-	NM
Non-interest income-excluding securities losses	6,096	5,607	8.7
Non-interest expense	13,476	11,771	14.5
Non-interest expense-excluding non-core charges	12,726	11,771	8.1
One time acquisition related charges	750	-	NM
Income taxes	1,653	1,757	(5.9)
Net Income	3,419	3,606	(5.2)
Core operating earnings (2)	3,906	3,606	8.3
Tax equivalent adjustment (1)	204	174	17.2
At Period End
Assets	1,886,047	1,518,414	24.2
Earning assets	1,689,813	1,372,475	23.1
Loans	1,535,354	1,237,072	24.1
Allowance for loan losses	18,556	13,752	34.9
Deposits	1,413,701	1,146,319	23.3
Stockholders’ equity	194,780	164,540	18.4
Average Balances
Assets	1,645,436	1,510,176	9.0
Earning assets	1,475,882	1,358,948	8.6
Deposits and interest-bearing liabilities	1,445,113	1,332,005	8.5
Loans	1,326,468	1,226,240	8.2
Deposits	1,236,354	1,128,765	9.5
Stockholders’ equity	171,693	161,128	6.6
Stockholders’ equity / assets	10.43%	10.67%	(2.2)
Per Common Share Data
Net Income
Basic	$0.48	$0.51	(5.9)
Diluted	0.47	0.50	(6.0)
Core operating earnings (2)
Basic	$0.54	$0.51	7.2
Diluted	$0.54	$0.50	8.1
Dividends	0.26	0.25	4.0
Market Value:
High	$22.51	$30.25	(25.6)
Low	17.30	27.25	(36.5)
Close	18.35	28.70	(36.1)
Book Value	24.01	22.77	5.4
Tangible Book Value	15.72	17.16	(8.4)
Shares outstanding, end of period (000)	8,114	7,227	12.3
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.76%	3.63%	3.7
Return on average assets -GAAP	0.84%	0.97%	(13.8)
Return on average assets -Core Operating	0.95%	0.97%	(1.6)
Return on average equity- GAAP	8.01%	9.08%	(11.8)
Return on average equity- Core Operating	9.15%	9.08%	0.8
Efficiency ratio (3) -GAAP	67.75%	66.26%	2.2
Efficiency ratio (3) -Core Operating	63.98%	66.26%	(3.4)
Effective tax rate	32.59%	32.76%	(0.5)
Dividend payout ratio (basic)	54.17%	49.02%	10.5

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation.
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net and asset sales gains, net.

NM Percentage change not meaningful

Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Management believes that the presentation of the non-GAAP financial measures in this release assists investors when comparing results period-to-period in a more meaningful and consistent manner and provides a better measure of results for First Defiance's ongoing operations.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

	Three months ended
Core Operating Earnings	March 31,
(dollars in thousands, except per share data)	2008	2007
Net Income	$3,419	$3,606

Acquisition related charges	750	-
Tax effect	(263)	-
After-tax non-operating items	487	-
Core operating earnings	$3,906	$3,606

Acquisition related charges in 2008 reflect charges associated with the acquisition of Pavilion Bancorp.

Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended
	March 31,
(dollars in thousands)	2008	2007

Gain from sale of mortgage loans	$1,143	$512
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	465	421
Amortization of mortgage servicing rights	(352)	(141)
Mortgage servicing rights valuation adjustments	(142)	(10)
	(29)	270
Total revenue from sale and servicing of mortgage loans	$1,114	$782

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended March 31,
	2008			2007
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,326,468	$22,826	6.92%	$1,226,240	$22,308	7.38%
Securities	116,717	1,675	5.80%	112,999	1,596	5.72%
Interest Bearing Deposits	14,087	99	2.83%	1,124	11	3.97%
FHLB stock	18,610	243	5.25%	18,585	292	6.37%
Total interest-earning assets	1,475,882	24,843	6.77%	1,358,948	24,207	7.22%
Non-interest-earning assets	169,554			151,228
Total assets	$1,645,436			$1,510,176
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,111,711	$8,670	3.14%	$1,030,831	$9,540	3.75%
FHLB advances and other	146,520	1,655	4.54%	159,840	2,003	5.08%
Other Borrowings	25,958	194	3.01%	22,501	169	3.05%
Subordinated debentures	36,281	529	5.86%	20,899	337	6.54%
Total interest-bearing liabilities	1,320,470	11,048	3.37%	1,234,071	12,049	3.96%
Non-interest bearing deposits	124,643	-	-	97,934	-	-
Total including non-interest-bearing demand deposits	1,445,113	11,048	3.07%	1,332,005	12,049	3.67%
Other non-interest-bearing liabilities	28,630			17,043
Total liabilities	1,473,743			1,349,048
Stockholders' equity	171,693			161,128
Total liabilities and stockholders' equity	$1,645,436			$1,510,176
Net interest income; interest rate spread		$13,795	3.40%		$12,158	3.26%
Net interest margin (3)			3.76%			3.63%
Average interest-earning assets to average interest bearing liabilities			112%			110%

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007
Summary of Operations
Tax-equivalent interest income (1)	$24,843	$25,383	$25,177	$24,709	$24,207
Interest expense	11,048	12,669	12,962	12,410	12,049
Tax-equivalent net interest income (1)	13,795	12,714	12,215	12,299	12,158
Provision for loan losses	1,058	603	671	575	457
Tax-equivalent NII after provision for loan losses (1)	12,737	12,111	11,544	11,724	11,701
Investment securities gains	(81)	-	21	-	-
Non-interest income (excluding securities gains/losses)	6,096	5,268	5,563	5,670	5,607
Non-interest expense	13,476	12,161	12,296	11,882	11,771
Acquisition and other on-time charges	750	-	-	-	-
Income taxes	1,653	1,474	1,515	1,724	1,757
Net income	3,419	3,558	3,129	3,611	3,606
Core operating earnings (2)	3,906	3,558	3,129	3,611	3,606
Tax equivalent adjustment (1)	204	186	188	177	174
At Period End
Total assets	$1,886,047	$1,609,404	$1,579,946	$1,540,675	$1,518,414
Earning assets	1,689,813	1,439,097	1,432,735	1,385,803	1,372,475
Loans	1,535,354	1,289,696	1,264,872	1,245,027	1,237,072
Allowance for loan losses	18,556	13,890	13,427	13,417	13,752
Deposits	1,413,701	1,217,858	1,208,164	1,167,198	1,146,319
Stockholders’ equity	194,780	165,954	164,706	164,657	164,540
Stockholders’ equity / assets	10.33%	10.31%	10.42%	10.69%	10.84%
Goodwill	57,315	36,820	36,515	36,551	36,464
Average Balances
Total assets	$1,645,436	$1,589,264	$1,550,174	$1,527,863	$1,510,176
Earning assets	1,475,882	1,432,061	1,397,521	1,376,030	1,358,948
Deposits and interest-bearing liabilities	1,445,113	1,404,065	1,367,421	1,344,186	1,332,005
Loans	1,326,468	1,265,307	1,244,531	1,231,192	1,226,240
Deposits	1,236,354	1,212,486	1,177,594	1,157,793	1,128,765
Stockholders’ equity	171,693	165,762	164,751	164,591	161,128
Stockholders’ equity / assets	10.43%	10.43%	10.63%	10.77%	10.67%
Per Common Share Data
Net Income:
Basic	$0.48	$0.51	$0.44	$0.51	$0.51
Diluted	0.47	0.50	0.44	0.50	0.50
Core operating earnings (2)
Basic	0.54	0.51	0.44	0.51	0.51
Diluted	0.54	0.50	0.44	0.50	0.50
Dividends	0.26	0.26	0.25	0.25	0.25
Market Value:
High	$22.51	$26.93	$29.64	$30.00	$30.25
Low	17.30	20.58	23.99	26.71	27.25
Close	18.35	22.02	27.00	29.82	28.70
Book Value	24.01	23.51	23.21	22.94	22.77
Shares outstanding, end of period (in thousands)	8,114	7,059	7,095	7,178	7,227
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.76%	3.52%	3.47%	3.58%	3.63%
Return on average assets -GAAP	0.84%	0.89%	0.80%	0.95%	0.97%
Return on average assets -Core Operating	0.95%	0.89%	0.80%	0.95%	0.97%
Return on average equity- GAAP	8.01%	8.52%	7.53%	8.80%	9.08%
Return on average equity- Core Operating	9.15%	8.52%	7.53%	8.80%	9.08%
Efficiency ratio (3) -GAAP	67.75%	67.63%	69.16%	66.12%	66.26%
Efficiency ratio (3) -Core Operating	63.98%	67.63%	69.16%	66.12%	66.26%
Effective tax rate	32.59%	29.29%	32.62%	32.31%	32.76%
Dividend payout ratio (basic)	54.17%	50.98%	56.82%	49.02%	49.02%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) See Non-GAAP Disclusure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007
Loan Portfolio Composition
One to four family residential real estate	$265,413	$231,921	$230,075	$234,819	$243,632
Construction	17,328	13,146	15,392	16,346	14,277
Commercial real estate	733,476	601,851	592,914	583,046	579,463
Commercial	332,772	283,072	267,897	255,022	242,543
Consumer finance	41,209	37,743	38,280	40,693	40,857
Home equity and improvement	151,563	128,080	127,641	123,936	123,404
Total loans	1,541,761	1,295,813	1,272,199	1,253,862	1,244,176
Less:
Loans in process	5,363	5,085	6,301	7,761	6,012
Deferred loan origination fees	1,044	1,032	1,026	1,074	1,092
Allowance for loan loss	18,556	13,890	13,427	13,417	13,752
Net Loans	$1,516,798	$1,275,806	$1,251,445	$1,231,610	$1,223,320

Allowance for loan loss activity
Beginning allowance	$13,890	$13,427	$13,417	$13,752	$13,579
Provision for loan losses	1,058	603	671	575	457
Reserve from acquisitions	4,099	-	-	-	-
Credit loss charge-offs:
One to four family residential real estate	57	33	128	10	85
Commercial real estate	464	135	586	936	146
Commercial	-	7	-	11	81
Consumer finance	27	42	25	23	71
Home equity and improvement	72	30	10	41	-
Total charge-offs	620	247	749	1,021	383
Total recoveries	129	107	88	111	99
Net charge-offs (recoveries)	491	140	661	910	284
Ending allowance	$18,556	$13,890	$13,427	$13,417	$13,752

Credit Quality
Non-accrual loans	$13,497	$9,217	$8,523	$6,427	$8,211
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	13,497	9,217	8,523	6,427	8,211
Real estate owned (REO)	3,448	2,460	3,392	3,324	2,581
Total non-performing assets (1)	$16,945	$11,677	$11,915	$9,751	$10,792
Net charge-offs	491	140	661	910	284

Allowance for loan losses / loans	1.21%	1.08%	1.06%	1.08%	1.11%
Allowance for loan losses / non-performing assets	109.51%	118.95%	112.69%	137.60%	127.43%
Allowance for loan losses / non-performing loans	137.48%	150.70%	157.54%	208.76%	167.48%
Non-performing assets / loans plus REO	1.10%	0.90%	0.94%	0.78%	0.87%
Non-performing assets / total assets	0.90%	0.73%	0.75%	0.63%	0.71%
Net charge-offs / average loans (annualized)	0.15%	0.04%	0.21%	0.30%	0.09%

Deposit Balances
Non-interest-bearing demand deposits	$168,049	$121,563	$109,128	$107,111	$101,089
Interest-bearing demand deposits and money market	408,979	342,367	330,168	314,923	313,327
Savings deposits	144,184	105,873	98,719	97,004	88,345
Retail time deposits less than $100,000	529,990	509,720	524,347	504,301	498,136
Retail time deposits greater than $100,000	162,400	137,927	142,645	136,319	136,248
National/Brokered time deposits	99	408	3,157	7,540	9,174
Total deposits	$1,413,701	$1,217,858	$1,208,164	$1,167,198	$1,146,319

 (1)   Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.